FAIRFAX COMPLETES ACQUISITION OF AMERICAN SAFETY

(Note: All dollar amounts in this press release are expressed in U.S. dollars.)

HAMILTON, BERMUDA – October 3, 2013 - American Safety Insurance Holdings, Ltd. (NYSE: ASI) (“American Safety”) today announced the successful completion of its previously announced acquisition by Fairfax Financial Holdings Limited (“Fairfax”).

American Safety shareholders will receive $30.25 in cash for each common share they owned as of the effective time of the merger, without interest and less any applicable withholding taxes.  Trading of American Safety shares is being suspended on October 3, 2013 and American Safety common shares will be delisted from the New York Stock Exchange in connection with the acquisition.

American Safety shareholders of record as of the effective time of the merger who hold their common shares in certificated form will receive a letter of transmittal and other materials from the paying agent in connection with the transaction. These materials will have to be completed and returned to the paying agent in order for such shareholders to receive the merger consideration. Persons whose common shares of American Safety are held in book entry form should expect to receive the merger consideration through their broker or other nominee or directly from the paying agent.  For those American Safety shareholders whose common shares were held in “street name” by a bank, brokerage firm or other nominee as of the effective time of the merger, their bank, brokerage firm or other nominee will handle the exchange of their common shares for the merger consideration, and they should contact their broker, nominee or other financial adviser for further instructions.

About Us:

American Safety is a Bermuda-based holding company offering innovative insurance solutions for underserved specialty risks through its U.S.-based program administrator, American Safety Insurance Services, Inc., and its U.S. insurance and Bermuda reinsurance companies.

Contacts:

American Safety Insurance Holdings, Ltd.
Investor Relations
Stephen R. Crim, (441) 296-8560